      As filed with the Securities and Exchange Commission on June 30, 2004

                                                     Registration No. 333-114307
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________

                                 AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________
                               US DATAWORKS, INC.
              (Exact name of registrant as specified in its charter

           Nevada                                          84-1290152
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                         5301 Hollister Road, Suite 250
                              Houston, Texas 77040
                                 (713) 834-3855
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                CHARLES E. RAMEY
                             CHIEF EXECUTIVE OFFICER
                               US DATAWORKS, INC.
                         5301 Hollister Road, Suite 250
                              Houston, Texas 77040
                                 (713) 934-3855
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                              DAVINA K. KAILE, ESQ.
                             Pillsbury Winthrop LLP
                               2475 Hanover Street
                           Palo Alto, California 94304
                              ____________________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED JUNE 30, 2004

PROSPECTUS

                                5,444,728 SHARES


                               US DATAWORKS, INC.

                                  COMMON STOCK
                             ______________________


         The selling stockholders identified in this prospectus may sell up to 5,444,728 shares of our common stock. Some of the shares beneficially owned by the selling stockholders are owned pursuant to convertible debentures and warrants. The conversion prices and exercise prices for the convertible debentures and warrants are either set or are tied to the price of our common stock on the American Stock Exchange. Further, the conversion and exercise prices may be subject to anti-dilution adjustments. We will not receive any proceeds from the sales of the shares by the selling stockholders.

         Our common stock is traded on the American Stock Exchange under the symbol "UDW." On June 28, 2004, the last reported sale price of our common stock on the American Stock Exchange was $1.47 per share.

                             ______________________


         INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

                             ______________________


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ______________________








             The date of this prospectus is _________________, 2004

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

SUMMARY......................................................................1

RISK FACTORS.................................................................2

FORWARD-LOOKING STATEMENTS...................................................6

PROCEEDS FROM THE OFFERING...................................................6

SELLING STOCKHOLDERS.........................................................7

PLAN OF DISTRIBUTION........................................................11

LEGAL MATTERS...............................................................12

EXPERTS.....................................................................12

WHERE YOU CAN FIND MORE INFORMATION.........................................12

DOCUMENTS INCORPORATED BY REFERENCE.........................................12

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..............................13

                               _________________

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus or any documents incorporated by reference is accurate only as of the date on the front cover of this prospectus or the date of the filing, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read carefully the entire prospectus, as well as the documents incorporated by reference in this prospectus before making an investment decision.

                                  RISK FACTORS

WE HAVE A GENERAL HISTORY OF LOSSES AND MAY NOT OPERATE PROFITABLY IN THE
FUTURE.

         We have incurred significant losses for the last three fiscal years. Our net losses and negative cash flow may continue for the foreseeable future. As of March 31, 2004, our accumulated deficit was $39,832,903. We believe that our planned growth and profitability will depend in large part on our ability to promote our brand name and gain clients and expand our relationships with clients for whom we would provide licensing agreements and system integration. Accordingly, we intend to invest heavily in marketing, strategic partnership, development of our client base, and development of our marketing technology and operating infrastructure. If we are not successful in promoting our brand name and expanding our client base, it will have a material adverse effect on our financial condition and our ability to continue to operate our business.

IF WE ARE UNSUCCESSFUL IN RAISING ADDITIONAL CAPITAL IN THE FUTURE, WE MAY BE UNABLE TO CONTINUE TO OPERATE.

         We believe we currently have adequate cash to fund anticipated cash needs through March 31, 2005 and beyond. In April 2004, we raised an additional $4.65 million of equity capital in a private placement with major institutional investors. However, we may need to raise additional capital in the future. Any equity financing may be dilutive to shareholders, and debt financing, if available, will increase expenses and may involve restrictive covenants. We may be required to raise additional capital, at times and in amounts, which are uncertain, especially under the current capital market conditions. Under these circumstances, if we are unable to obtain additional capital or are required to raise it on undesirable terms, it may have a material adverse effect on our financial condition, which could require us to:

     o   curtail our operations significantly;

     o   sell significant assets;

     o seek arrangements with strategic partners or other parties that may require us to relinquish significant rights to products, technologies or markets; or

     o explore other strategic alternatives, including a merger or sale of US Dataworks.

OUR OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS CAUSED BY MANY FACTORS WHICH COULD CAUSE US TO FAIL TO ACHIEVE OUR REVENUE OR PROFITABILITY EXPECTATIONS, WHICH IN TURN COULD CAUSE OUR STOCK PRICE TO DECLINE.

         Our operating results can vary significantly depending upon a number factors, many of which are outside our control. Factors that may affect our quarterly operating results include:

     o market acceptance of and changes in demand for our products and services;

     o   gain or loss of clients or strategic relationships;

     o announcement or introduction of new software, services and products by us or by our competitors;

     o   our ability to build brand recognition;

     o   timing of sales to customers;

     o   price competition;

     o our ability to upgrade and develop systems and infrastructure to accommodate growth;

     o our ability to attract and integrate new personnel in a timely and effective manner;

     o our ability to introduce and market products and services in accordance with market demand;

     o   changes in governmental regulation;

     o reduction in or delay of capital spending by our clients due to the effects of terrorism, war and political instability; and

     o general economic conditions, including economic conditions specific to the financial services industry.

         In addition, each quarter we derive a significant portion of our revenue from agreements signed at the end of the quarter. Our operating results could suffer if the timing of these agreements is delayed. Depending on the type of agreements we enter into, we may not be able to recognize revenue under these agreements in the quarter in which they are signed. Some or all of these factors could negatively affect demand for our products and services, and our future operating results.

         Most of our operating expenses are relatively fixed in the short-term. We may be unable to adjust spending rapidly to compensate for any unexpected sales shortfall, which could harm our quarterly operating results. Because of the emerging nature of the markets in which we compete, we do not have the ability to predict future operating results with any certainty. Because of the above factors, you should not rely on period-to-period comparisons of results of operation as an indication of future performances.

WE MAY NOT BE ABLE TO MAINTAIN OUR RELATIONSHIPS WITH STRATEGIC PARTNERS, WHICH MAY CAUSE OUR CASH FLOW TO DECLINE.

         We may not be able to maintain our relationships with strategic partners. These strategic relationships are a core component of our sales and distribution strategy. The loss of a strategic partner could harm our financial results.

BECAUSE A SMALL NUMBER OF CUSTOMERS HAVE HISTORICALLY ACCOUNTED FOR AND MAY IN FUTURE PERIODS ACCOUNT FOR SUBSTANTIAL PORTIONS OF OUR REVENUE, OUR REVENUE COULD DECLINE BECAUSE OF DELAYS OF CUSTOMER ORDERS OR THE FAILURE TO RETAIN CUSTOMERS.

         We have a small number of customers that account for a significant portion of our revenue. Our revenue could decline because of a delay in signing agreements with a single customer or the failure to retain an existing customer. We may not obtain additional customers. The failure to obtain additional customers and the failure to retain existing customers will harm our operating results.

IF GENERAL ECONOMIC AND BUSINESS CONDITIONS DO NOT IMPROVE, WE MAY EXPERIENCE DECREASED REVENUE OR LOWER GROWTH RATES.

         The revenue growth and profitability of our business depends on the overall demand for computer software and services in the product segments in which we compete. Because our sales are primarily to major banking and government customers, our business also depends on general economic and business conditions. A softening of demand caused by a weakening of the economy may result in decreased revenue or lower growth rates. As a result, we may not be able to effectively promote future license revenue growth in our application business.

WE MAY NOT BE ABLE TO ATTRACT, RETAIN OR INTEGRATE KEY PERSONNEL, WHICH MAY PREVENT US FROM SUCCESSFULLY OPERATING OUR BUSINESS.

         We may not be able to retain our key personnel or attract other qualified personnel in the future. Our success will depend upon the continued service of key management personnel. The loss of services of any of the key members of our management team or our failure to attract and retain other key personnel could disrupt operations and have a negative effect on employee productivity and morale and harm our financial results.

WE OPERATE IN A MARKET THAT IS INTENSELY AND INCREASINGLY COMPETITIVE, AND IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR REVENUE COULD DECLINE AND WE MAY BE UNABLE TO GAIN MARKET SHARE.

         The market for financial services software is relatively new and highly competitive. Our future success will depend on our ability to adapt to rapidly changing technologies, evolving industry standards, product offerings and evolving demands of the marketplace.

         Some of our competitors have:

     o   longer operating histories;

     o   larger installed customer bases;

     o   greater name recognition and longer relationships with clients; and

     o significantly greater financial, technical, marketing and public relations resources than US Dataworks.

         Our competitors may also be better positioned to address technological and market developments or may react more favorably to technological changes. We compete on the basis of a number of factors, including;

     o   breadth and quality of services;

     o   creative design and systems engineering expertise;

     o   pricing;

     o   technological innovation; and

     o   understanding clients' strategies and needs.

Competitors may develop or offer strategic services that provide significant technological, creative, performance, price or other advantages over the services offered by US Dataworks. If we fail to gain market share or lose existing market share, our financial condition, operating results and business could be adversely affected and the value of the investment in us could be reduced significantly. We may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully.

WE MAY BE RESPONSIBLE FOR MAINTAINING THE CONFIDENTIALITY OF OUR CLIENT'S SENSITIVE INFORMATION, AND ANY UNAUTHORIZED USE OR DISCLOSURE COULD RESULT IN SUBSTANTIAL DAMAGES AND HARM OUR REPUTATION.

         The services we provide for our clients may grant us access to confidential or proprietary client information. Any unauthorized disclosure or use could result in a claim against us for substantial damages and could harm our reputation. Our contractual provisions attempting to limit these damages may not be enforceable in all instances or may otherwise fail to adequately protect us from liability for damages.



FUTURE SALES OF OUR COMMON STOCK MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

         As of June 18, 2004, there were approximately 26,333,144 shares of common stock outstanding, of which at least 10,379,292 are restricted securities under the Securities Act, a minority of which are held by our affiliates. These restricted securities will be eligible for sale from time to time upon expiration of applicable holding periods under Rule 144 under the Securities Act. If these holders sell in the public market, these sales could cause the market price of our common stock to decline. This also could make it more difficult for us to raise funds through future offerings of our common stock.

IF WE DO NOT ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, OUR BUSINESS MAY SUFFER, WE MAY LOSE REVENUE OR WE MAY BE REQUIRED TO SPEND SIGNIFICANT TIME AND RESOURCES TO DEFEND OUR INTELLECTUAL PROPERTY RIGHTS.

         We rely on a combination of patent, trademark, trade secrets, confidentiality procedures and contractual procedures to protect our intellectual property rights. If we are unable to adequately protect our intellectual property, our business may suffer from the piracy of our technology and the associated loss in revenue. Any patents that we may hold may not sufficiently protect our intellectual property and may be challenged by third parties. Other parties may also independently develop similar or competing products that do not infringe upon our intellectual property rights. These infringement claims or any future claims could cause us to spend significant time and money to defend our intellectual property rights, redesign our products or develop or license a substitute technology. We may be unsuccessful in acquiring or developing substitute technology and any required license may be unavailable on commercially reasonable terms, if at all. In the event of litigation to determine the validity of any third party claims or claims by us against such third party, such litigation, whether or not determined in our favor, could result in significant expense and divert the efforts of our technical and management personnel, regardless of the outcome of such litigation. Furthermore, other parties may also independently develop similar or competing products that do not infringe upon our intellectual property rights.

THE ACTUAL OR ANTICIPATED RESALE BY THE SELLING STOCKHOLDERS OF SHARES OF OUR COMMON STOCK MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

         The resale of our common stock by the selling stockholders through open market transactions or other means may, depending upon the timing of the resales, depress the market price of our common stock. Moreover, actual or anticipated downward pressure on the market price of our common stock due to actual or anticipated resales of our common stock could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the market price of our common stock to decline.

                                   THE COMPANY

         US Dataworks is a developer of payment processing software, serving several of the top 25 banking institutions, top 10 credit card issuers, and the United States Government. We generate revenue from the licensing, system integration and maintenance of our core products: MICRworks, Returnworks, Remitworks and Remitworks-Daemon for the financial services industry. The software developed by us is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic payment solutions. Our products include check processing, point-of-purchase transactions and turnkey Automated Clearing House, or ACH, payments. ACH payments are highly reliable and efficient electronic fund transfers among participating depository financial institutions including the Federal Reserve, the central bank of the United States. Our products are designed to provide organizations with an in-house solution that will complement and enhance such organizations' existing technologies, systems and operational workflow. Our strategy is to identify, design and develop products that fill specific niches in the payment processing industry.

         On June 3, 2004, we filed a second registration statement on Form S-3 to register 6,459,632 shares of our common stock that may be sold by the selling stockholders identified in that registration statement. These 6,459,632 shares are not included in or a part of this prospectus and may not be sold under this prospectus.

         All references to "US Dataworks," "we," "us" or "our" mean US Dataworks, Inc. and its subsidiaries, except where it is made clear that the term means only US Dataworks, Inc.

         MICRworks(TM), Returnworks(TM), and Remitworks(TM) are trademarks of US Dataworks. Other trademarks referenced herein are the property of their respective owners.

         Our executive offices are located at 5301 Hollister Road, Suite 250, Houston, Texas 77040 and our telephone number is (713) 934-3855.

                           FORWARD-LOOKING STATEMENTS

         When used in this prospectus, the words "expects," "anticipates," "believes," "plans," "will" and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include, but are not limited to, statements as to the customer concentration, our efforts to develop and maintain strategic relationships, our ability to compete, growth of competition, adequacy of cash, expectations regarding net losses and cash flow, statements regarding our growth and profitability, investments in marketing and promotion, our need for future financing, our dependence on personnel, our ability to respond to rapid technological change, our ability to increase volume sales of our products and our strategic relationships. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those discussed below, as well as risks related to development of new products and services and their use by our potential customers, our ability to attract and maintain strategic relationships, our ability to work with our strategic partners, our ability to retain and obtain customers, our ability to protect our proprietary rights, our ability to successfully gain market share, our dependence on a small number of customers, our ability to obtain future financing, and the risks set forth above under the caption, "Risk Factors." These forward-looking statements speak only as of the date hereof. US Dataworks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                           PROCEEDS FROM THE OFFERING

         We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below. We may receive proceeds upon the exercise of warrants held by the selling stockholders. We intend to use any such proceeds for general corporate purposes, including working capital. See "Selling Stockholders" and "Plan of Distribution."

                              SELLING STOCKHOLDERS

         Bonanza Master Fund Ltd., Merriman Curhan Ford & Co., D. Jonathan Merriman, Kenneth R. Werner and Gregory Curhan (collectively, the "June Investors") are offering for resale an aggregate of 1,371,111 shares of our common stock. In June 2003, we entered into a securities purchase agreement with the June Investors, pursuant to which we sold $500,000 of our common stock and warrants to purchase 150,000 shares of our common stock. In August 2003, the June Investors surrendered the shares of common stock in exchange for convertible debentures in an aggregate amount of $500,000, due August 4, 2004, with interest at 10% per annum. The June Investors may convert the debentures into shares of our common stock at any time at a conversion price of $0.45 per share, subject to adjustment. Prior to August 4, 2004, we may with the June Investors' consent, redeem all or a portion of the debentures. As an inducement to surrender the shares of our common stock in exchange for the convertible debentures, we issued the June Investors warrants to purchase an additional 10,000 shares of our common stock. The June Investors may exercise the warrants to purchase 150,000 shares of our common stock at any time prior to June 30, 2007 at an exercise price of $1.34 per share, subject to adjustment, and the warrants to purchase 10,000 shares at any time prior September 30, 2006 at an exercise price of $0.45, subject to adjustments. On September 15, 2003, Bonanza Master Fund Ltd. fully converted its $250,000 convertible debenture and we issued 555,556 shares of our common stock.

         In addition, the selling stockholders listed below are offering for resale an aggregate of 4,073,617 shares of our common stock. The selling stockholders are offering shares of our common stock, shares of our common stock issuable upon the conversion of the debentures, and shares of our common stock issued in lieu of cash payments for accrued unpaid interest, as well as shares of our common stock issuable upon the exercise of the warrants pursuant to this prospectus. We are registering the resale of such shares of our common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

         To our knowledge, Merriman Curhan Ford & Co. is the only selling stockholder who is a registered broker-dealer. As such, this broker-dealer is an underwriter of our common stock. We do not have a material relationship with this broker-dealer, and it does not have the right to designate or nominate a member or members of our board of directors. We are not aware of any underwriting plan or agreement, underwriters' or dealers' compensation, or passive market making or stabilizing transactions involving the purchase or distribution of these securities by this stockholder. Unless otherwise described below, to our knowledge, no selling stockholders nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

         Richard Shapiro, one of the selling stockholders, is our former Chief Financial Officer. Mr. Shapiro was also an executive officer of US Dataworks, Inc., a Delaware corporation, which we acquired on March 31, 2001 through a Share Exchange Agreement. In this transaction, Mr. Shapiro received 459,200 shares of our common stock and a warrant to purchase 24,600 shares of our common stock at an exercise price of $3.65 per share. One of the liabilities of this Delaware company that was assumed by us was a promissory note in the principal amount of $1,315,000 in favor of Allstate Communications, Inc., or Allstate. Mr. Shapiro was also an officer of Allstate during fiscal 2001 and is currently the Chief Financial Officer of ACI Communications Holdings, Inc., or ACI, an affiliate of Allstate.

         On February 14, 2002, we entered into a settlement agreement with Allstate. As part of this settlement, we transferred all rights in our application service provider technology software to Allstate and the warrants to purchase an aggregate of 132,800 shares of our common stock held by Mr. Russel Leventhal and Mr. Frank Montelione were cancelled. In addition, Allstate and Messrs. Leventhal and Montelione forgave notes payable in the amount of $260,206 and we forgave notes payable in the amount of $300,519. We also agreed to pay the remainder of the amounts owed to Allstate and Messrs. Leventhal and Montelione, an aggregate of $1,150,000, out of proceeds from future equity financings. Of the $1,150,000 owed, $1,024,400 is pursuant to the promissory note assumed in connection with the acquisition of the Delaware company. On December 31, 2002, this promissory note was cancelled and we issued a new promissory note in the amount of $1,041,482 pursuant to Amendment Number 1 to Settlement Agreement. Pursuant to a common stock purchase and warrant agreement dated September 30, 2003 with ACI, this new promissory note was cancelled in exchange for 417,084 shares of our common stock and warrants to purchase 208,542 shares of our common stock at an exercise price of $2.00 per share. Subsequent to

September 30, 2003, ACI transferred these shares and this warrant to Messrs. Leventhal, Montelione and Shapiro on a pro rata basis. In addition, during fiscal 2001, we received capital contributions of $261,479 from Allstate.

         During fiscal 2003 and 2002, we paid $4,000 and $68,000, respectively, in rent expense to 8053 Deering Avenue L.P. for our office space located in Chatsworth, California. Messrs. Leventhal and Montelione are general partners of 8053 Deering Avenue L.P. We no longer lease space from 8053 Deering Avenue L.P. In addition, we incurred $0 and $144,000 in consulting expenses for fiscal 2003 and 2002, respectively, of which $54,400 have been paid, to Messrs. Leventhal and Montelione. During fiscal 2002, we also issued a promissory note to Mr. Leventhal in the principal amount of $50,000 and a promissory note to 8053 Deering Avenue L.P. in principal amount of $46,000. These promissory notes have been paid in full.

         The following table sets forth information regarding the beneficial ownership of common stock by each of the selling stockholders, assuming the conversion of all the convertible debentures and exercise of all the warrants, and the sale of all the shares being offered by the selling stockholders. Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of common stock.

                                                                                            SHARES BENEFICIALLY
                                                SHARES BENEFICIALLY                      --------------------------
                                             --------------------------                         OWNED AFTER
                                                    OWNED PRIOR            NUMBER OF     --------------------------
                                                    TO OFFERING              SHARES             THE OFFERING
SELLING STOCKHOLDERS                              NUMBER    PERCENT(1)  BEING OFFERED(2)     NUMBER       PERCENT
--------------------                              ------    ----------  ----------------     ------       -------
Bonanza Master Fund Ltd. (3)................     635,556       2.41%        635,556            --           --
Merriman Curhan Ford & Co.(4)...............     508,911       1.93         488,911          20,000          *
D. Jonathan Merriman(5).....................     112,111         *          112,111            --           --
Kenneth R. Werner(5)........................     112,111         *          112,111            --           --
Gregory Curhan(5)...........................      22,422         *           22,422            --           --
Russel Leventhal(6).........................   1,073,340       4.08         166,834         906,506        3.44
Frank Montelione(6).........................     776,026       2.95         166,834         609,192        2.31
Richard Shapiro(6)..........................     432,710       1.64          83,415         349,295        1.33
Weir Holdings, LP(7)........................      75,000         *           75,000            --           --
Ben T. Morris(8)............................      37,500         *           37,500            --           --
Sanders Opportunity Fund (Inst.) LP(9)......     169,403         *          169,403            --           --
Sanders Opportunity Fund, LP(9).............      55,598         *           55,598            --           --
Lakefront Partners(10)......................     112,500         *          112,500            --           --
Don A. Sanders(8)...........................     187,500         *          187,500            --           --
Katherine A. Sanders(8).....................     112,500         *          112,500            --           --
Vertical Ventures Investments, LLC(11)......     375,000       1.42         375,000            --           --
Michael & Shelia Alessandro(8)..............      75,000         *           75,000            --           --
Lauro F. Guerra(8)..........................      56,250         *           56,250            --           --
Valor Capital Management, LP(8).............     450,000       1.70         450,000            --           --
Daniel J. Schreiber(8)......................      75,000         *           75,000            --           --
Keegan Family Partnership(12)...............      93,000         *           93,000            --           --
John V. Winfield(8).........................     768,750       2.89         768,750            --           --
John Winfield IRA(13).......................     431,250       1.63         431,250            --           --
Societe Financiere Privee, S.A.(14) ........      10,000         *           10,000            --           --
La Jolla Cove Investors, Inc.(15)...........     477,783       1.78         477,783            --           --
Kevin Dede(8)...............................      15,000         *           15,000            --           --
James Finnerty(8)...........................      75,000         *           75,000            --           --
Peter Marcil(8).............................       4,500         *            4,500            --           --
_____________________

*  Less than 1%

(1) Percentage ownership is based on 26,333,144 shares of our common stock outstanding as of June 18, 2004. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity prior to the offering, we deemed outstanding shares of common stock subject to warrants held by that person that are currently exercisable or exercisable within 60 days of June 18, 2004. We did not deem these shares outstanding, however, for purposes of computing the percentage ownership of any other person. Shares subject to options exercisable were treated the same as described above.

(2) Calculated based on the number of shares that can be issued on the date of this prospectus if the holder converted all of the debentures and exercised all the warrants and sold the underlying shares, and, if applicable, the holder was issued the maximum number of shares of common stock as payment of interest on the debentures.

(3) Bernay Box is President of Bernay Box & Co., the general partner of Bonanza Master Fund Ltd., and consequently has voting and investment control over the securities held by Bonanza Master Fund Ltd. The selling stockholder holds shares of our common stock and a warrant to purchase shares of our common stock as set forth in the Selling Stockholder table and has exercised his right to include such shares in this prospectus pursuant to a registration agreement dated June 30, 2003. As of June 18, 2004, the selling stockholder has not exercised his warrant.

(4) Merriman Curhan Ford & Co. is a registered broker-dealer and, accordingly is an underwriter. Merriman Curhan Ford & Co. is a majority owned subsidiary of MCF Corporation, a reporting company under the Securities Exchange Act of 1934. As of June 18, 2004, the selling stockholder has not converted its convertible debenture or exercised its warrant.

(5) The selling stockholder, which is an affiliate of a broker-dealer, purchased the convertible debenture and the warrants in order to resell the underlying shares of our common stock in the ordinary course of business and had no agreements or understandings, directly or indirectly, with any person to distribute the shares of common stock at the time of purchase. As of June 18, 2004, the selling stockholder has not converted his convertible debenture or exercised his warrant.

(6) The selling stockholder holds shares of our common stock and a warrant to purchase shares of our common stock as set forth in the Selling Stockholder table and has exercised his right to include such shares in this prospectus pursuant to a registration agreement dated September 30, 2003. As of June 18, 2004, the selling stockholder has not exercised his warrant.

(7) Don Weir has sole voting and investment control over these shares. The selling stockholder holds shares of our common stock and a warrant to purchase shares of our common stock as set forth in the Selling Stockholder table and has exercised the right to include such shares in this prospectus pursuant to a registration rights agreement dated October 2, 2003. As of June 18, 2004, the selling stockholder has not exercised this warrant.

(8) The selling stockholder holds shares of our common stock and a warrant to purchase shares of our common stock as set forth in the Selling Stockholder table and has exercised the right to include such shares in this prospectus pursuant to a registration rights agreement dated October 2, 2003. As of June 18, 2004, the selling stockholder has not exercised this warrant.

(9) Brad Sanders and Don Sanders have voting and investment control over the shares. The selling stockholder holds shares of our common stock and a warrant to purchase shares of our common stock as set forth in the Selling Stockholder table and has exercised the right to include such shares in this prospectus pursuant to a registration rights agreement dated October 2, 2003. As of June 18, 2004, the selling stockholder has not exercised this warrant.

(10) Don Sanders has sole voting and investment control over the shares. The selling stockholder holds shares of our common stock and a warrant to purchase shares of our common stock as set forth in the Selling

         Stockholder table and has exercised the right to include such shares in this prospectus pursuant to a registration rights agreement dated October 2, 2003. As of June 18, 2004, the selling stockholder has not exercised this warrant.

(11) Joshua Silverman has sole voting and investment control over the shares. Mr. Silverman disclaims beneficial ownership of the securities held by the selling stockholder. The selling stockholder holds shares of our common stock and a warrant to purchase shares of our common stock as set forth in the Selling Stockholder table and has exercised the right to include such shares in this prospectus pursuant to a registration rights agreement dated October 2, 2003. As of June 18, 2004, the selling stockholder has not exercised this warrant.

(12) Eamonn Keegan has sole voting and investment control over the shares. The selling stockholder holds shares of our common stock and a warrant to purchase shares of our common stock as set forth in the Selling Stockholder table and has exercised the right to include such shares in this prospectus pursuant to a registration rights agreement dated October 2, 2003. As of June 18, 2004, the selling stockholder has not exercised this warrant.

(13) John Winfield has sole voting and investment control over the shares. The selling stockholder holds a debenture in the principal amount of $575,000 at an interest rate of 1% per annum. The debenture may be converted into 287,500 shares of our common stock at any time as set forth in the Selling Stockholder table. The selling stockholder also holds shares of our common stock and a warrant to purchase shares of our common stock as set forth in the Selling Stockholder table and has exercised its right to include such shares, along with the shares to be issued upon conversion of the debenture, in this prospectus pursuant to a registration agreement dated October 2, 2003. As of June 18, 2004, the selling stockholder has not converted its debenture or exercised its warrant.

(14) Ralph Hardick has sole voting and investment control over the securities held by Societe Financiere Privee, S.A. The selling stockholder holds a warrant to purchase the shares of our common stock as set forth in the Selling Stockholder table and has exercised the right to include such shares in this prospectus pursuant to a warrant agreement dated June 30, 2003. As of June 18, 2004, the selling stockholder has not exercised this warrant.

(15) Norman Lizt has voting and investment power over the securities held by La Jolla Cove Investors, Inc. The selling stockholder holds a warrant to purchase the number of shares of our common stock set forth in the Selling Stockholder table and the selling stockholder has exercised its right to include such shares in this prospectus pursuant to a rights agreement dated June 6, 2003. As of June 18, 2004, the selling stockholder has not exercised this warrant.

         The registration statement to which this prospectus relates is being filed pursuant to a registration rights agreement among US Dataworks and the June Investors. Subject to the terms and conditions of the registration rights agreement, we agreed to keep the registration statement effective until August 4, 2004 or the later of:

         o the date as of which the June Investors may sell all of their respective shares of our common stock without restriction under Rule 144(k) promulgated under the Securities Act of 1933; or

         o the date on which the June Investors has sold all of their respective shares of our common stock covered by this prospectus.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their donees, pledgees, assignees or other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

         o block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker dealer as principal and resale by the broker dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o    privately negotiated transactions;

         o    settlement of short sales;

         o broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o    a combination of any such methods of sale; and

         o    any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under a supplement to this prospectus amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We have agreed to pay all fees and expenses incident to the registration of the shares. We have also agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of common stock offered by this prospectus is being passed upon for US Dataworks by Hale Lane Peck Dennison and Howard, a Professional Corporation, Reno, Nevada.

                                     EXPERTS

         Ham, Langston & Brezina, LLP, independent accountants, have audited our financial statements for fiscal years 2004 and 2003 included in our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004.

         Our financial statements are incorporated by reference in this prospectus in reliance upon the report of Ham, Langston & Brezina, LLP given upon its authority as an expert in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission's public reference room located at 450 Fifth Street, N.W., Room 1200, Washington, D.C. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

         We have filed with the Commission a registration statement, which contains this prospectus, on Form S-3 under the Securities Act. The registration statement relates to the common stock offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to US Dataworks and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed. The documents we incorporate by reference are:

         o Our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004.

         o Our Current Report on Form 8-K filed with the Commission on May 20, 2004.

         o The description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act on April 17, 2000.

         o The description of our Series X Participating Preferred Stock Purchase Rights contained in the registration statement on Form 8-A filed under the Exchange Act on July 25, 2003.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number:

         Investor Relations
         US Dataworks, Inc.
         5301 Hollister Road, Suite 250
         Houston, Texas 77040
         Telephone (713) 934-3855

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Sections 78.7502 and 78.751 of the General Corporation Law of Nevada provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Nevada Law provides, among other things, that a corporation may indemnify a person who was or is a party to or is threatened to be made a party to, any threatened pending or completed action by reason of their service to the corporation. Expenses include attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action suit or proceeding. In order to be entitled to indemnification such person must have reasonably relied on information provided by the corporation or acted in good faith. Further, discretionary indemnification may be authorized by the Board of Directors, the stockholders, a majority vote of a quorum of disinterested directors, of if no quorum can be obtained, by legal opinion of counsel. Article VI of the Registrant's Amended and Restated Bylaws (Exhibit 3(ii) to the Quarterly Report on Form 10-QSB for the quarter ended December 31, 2002) provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the General Corporation Law of Nevada.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          ____________________________


         We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of US Dataworks common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares.

                                    PART II:

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by the registrant in connection with the offering of the shares of common stock being registered. All amounts are estimates except the SEC registration statement filing fee. None of the costs and expenses listed below will be paid by the selling stockholders.

                                                                       Amount
                                                                     ----------

         SEC registration fee......................................  $   1,373
         American Stock Exchange listing fee*......................     22,500
         Legal fees and expenses...................................     35,000
         Accounting fees and expenses..............................     12,000
         Printing fees and expenses................................      5,000
         Transfer agent fees and expenses..........................        500
         Blue sky fees and expenses................................      1,500
         Miscellaneous fees and expenses...........................      2,127
                                                                     ----------
                  Total............................................  $  80,000
                                                                     ==========
         __________________

         * Estimated assuming the registrant issues the maximum number of shares that may be issued by it to the selling stockholders under their respective agreements.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 78.7502 and 78.751 of the General Corporation Law of Nevada ("Nevada Law") provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Nevada Law provides, among other things, that a corporation may indemnify a person who was or is a party to or is threatened to be made a party to, any threatened pending or completed action by reason of their service to the corporation. Expenses include attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action suit or proceeding. In order to be entitled to indemnification such person must have reasonably relied on information provided by the corporation or acted in good faith. Further, discretionary indemnification may be authorized by the Board of Directors, the stockholders, a majority vote of a quorum of disinterested directors, of if no quorum can be obtained, by legal opinion of counsel. Article VI of the Registrant's Amended and Restated Bylaws (Exhibit 3(ii) to the Quarterly Report on Form 10-QSB for the quarter ended December 31, 2002) provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the General Corporation Law of Nevada.

ITEM 16.  EXHIBITS

    EXHIBIT
    NUMBER                         DESCRIPTION OF DOCUMENT
    ------                         -----------------------

      4.1 Registration Rights Agreement dated June 30, 2003 between the Registrant and Bonanza Master Fund Ltd, Merriman Curhan Ford & Co., D. Jonathan Merriman, Kenneth R. Werner and Gregory Curhan (incorporated by reference to Exhibit 4.2 of the Registrant's Current Report on Form 8-K filed on July 10, 2003).

      5.1*       Opinion Regarding Legality.

    EXHIBIT
    NUMBER                         DESCRIPTION OF DOCUMENT
    ------                         -----------------------

     23.1        Consent of Ham, Langston & Brezina, LLP, independent auditors.

     23.2        Intentionally omitted.

     23.3*       Consent of  Outside Counsel (see Exhibit 5.1).

     24.1*       Power of Attorney.

     99.1 Securities Purchase Agreement dated June 30, 2003 between the Company and Bonanza Master Fund Ltd, Merriman Curhan Ford & Co., D. Jonathan Merriman, Kenneth R. Werner and Gregory Curhan (incorporated by reference to Exhibit 99.2 of the Registrant's Current Report on Form 8-K filed on July 10, 2003).

     99.2 Form of Common Stock Purchase Agreement dated June 30, 2003 between the Company and each of Bonanza Master Fund Ltd and Merriman Curhan Ford & Co., D. Jonathan Merriman, Kenneth R. Werner and Gregory Curhan (incorporated by reference to Exhibit
                 99.3 of the Registrant's Current Report on Form 8-K filed on July 10, 2003).

     99.3* Convertible Debentures and Warrants Agreement dated August 4, 2003 by and among the Registrant and Bonanza Master Fund Ltd., Merriman Curhan Ford & Co., D. Jonathan Merriman, Kenneth R. Werner and Gregory Curhan.

     99.4* Form of Common Stock Purchase Warrant dated August 4, 2003 by and between the Registrant and each of Bonanza Master Fund Ltd., Merriman Curhan Ford & Co., D. Jonathan Merriman, Kenneth
                 R. Werner and Gregory Curhan.

     99.5* Form of 10% Convertible Debenture dated August 4, 2003 by and between the Registrant and each of Bonanza Master Fund Ltd., Merriman Curhan Ford & Co., D. Jonathan Merriman, Kenneth R. Werner and Gregory Curhan.

      ___________________
      * Previously filed

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes that it will:

                  (1) File, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to:

                           (i) Include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) Reflect in the prospectus any facts or events
                  arising which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                           (iii) Include any additional or changed material
                  information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 30, 2004.

                                             US DATAWORKS, INC.

                                             By /s/ Charles E. Ramey
                                                ------------------------------
                                                Charles E. Ramey
                                                Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Name                                Title                               Date
          ----                                -----                               ----
 /s/ Charles E. Ramey         Chief Executive Officer (Principal Executive    June 30, 2004
------------------------      Officer) and Director
   Charles E. Ramey

  /s/ John S. Reiland         Chief Financial Officer (Principal Financial    June 30, 2004
------------------------      and Accounting Officer)
    John S. Reiland

           *                  Lead Director                                   June 30, 2004
------------------------
   Hayden D. Watson

           *                  Director                                        June 30, 2004
------------------------
      Joe Abrell

           *                  Director                                        June 30, 2004
------------------------
John L. Nicholson, M.D.

           *                  Director                                        June 30, 2004
------------------------
    Terry Stepanik

           *                  Director                                        June 30, 2004
------------------------
  Thomas L. West, Jr.

  /s/ John S. Reiland         Attorney in Fact                                June 30, 2004
------------------------
    John S. Reiland

                              EXHIBIT INDEX

    EXHIBIT
    NUMBER                         DESCRIPTION OF DOCUMENT
    ------                         -----------------------

     4.1 Registration Rights Agreement dated June 30, 2003 between the Registrant and Bonanza Master Fund Ltd, Merriman Curhan Ford & Co., D. Jonathan Merriman, Kenneth R. Werner and Gregory Curhan (incorporated by reference to Exhibit 4.2 of the Registrant's Current Report on Form 8-K filed on July 10, 2003).

     5.1*        Opinion Regarding Legality.

     23.1        Consent of Ham, Langston & Brezina, LLP, independent auditors.

     23.2        Intentionally omitted.

     23.3*       Consent of Outside Counsel (see Exhibit 5.1).

     24.1*       Power of Attorney.

     99.1 Securities Purchase Agreement dated June 30, 2003 between the Company and Bonanza Master Fund Ltd, Merriman Curhan Ford & Co., D. Jonathan Merriman, Kenneth R. Werner and Gregory Curhan (incorporated by reference to Exhibit 99.2 of the Registrant's Current Report on Form 8-K filed on July 10, 2003).

     99.2 Form of Common Stock Purchase Agreement dated June 30, 2003 between the Company and each of Bonanza Master Fund Ltd and Merriman Curhan Ford & Co., D. Jonathan Merriman, Kenneth R. Werner and Gregory Curhan (incorporated by reference to Exhibit
                 99.3 of the Registrant's Current Report on Form 8-K filed on July 10, 2003).

     99.3* Convertible Debentures and Warrants Agreement dated August 4, 2003 by and among the Registrant and Bonanza Master Fund Ltd., Merriman Curhan Ford & Co., D. Jonathan Merriman, Kenneth R. Werner and Gregory Curhan.

     99.4* Form of Common Stock Purchase Warrant dated August 4, 2003 by and between the Registrant and each of Bonanza Master Fund Ltd., Merriman Curhan Ford & Co., D. Jonathan Merriman, Kenneth
                 R. Werner and Gregory Curhan.

     99.5* Form of 10% Convertible Debenture dated August 4, 2003 by and between the Registrant and each of Bonanza Master Fund Ltd., Merriman Curhan Ford & Co., D. Jonathan Merriman, Kenneth R. Werner and Gregory Curhan.
     ________________
     * Previously filed.